Exhibit 99.1

Royal Gold Reports Record Volume in its Third Fiscal Quarter 2015 Results

DENVER, COLORADO. APRIL 30, 2015:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) reports results for its third fiscal quarter ended March 31, 2015 (“third quarter”), including revenue of $74.1 million, up 28% from the same period a year ago, and Adjusted EBITDA(1) of $57.7 million, up 16% from the prior year quarter. Streaming revenue was $29.7 million, while royalty revenue was $44.4 million.

The Company reports net income attributable to Royal Gold stockholders (“net income”) of $25.0 million, or $0.38 per basic share for the third quarter, compared with net income of $20.1 million, or $0.31 per share from the same period a year ago.  The increase in our earnings per share was attributable to higher stream revenue from Mount Milligan and a lower effective tax rate.

Third Quarter Highlights Compared with the Year-Ago Quarter:

•                  Record volume of 60,823 Gold Equivalent Ounces (“GEO’s”), up 36%;

•                  Adjusted EBITDA of $57.7 million, up 16%;

•                  Operating cash flow of $65.9 million, up 47%;

•                  Net income of $0.38 per share, up 23%; and

•                  Higher revenue at Mount Milligan, Cortez, Mulatos, and Robinson, amongst others.

The average gold price was $1,218 per ounce for the third quarter, down 6% from $1,293 per ounce in the year ago quarter.

Tony Jensen, President and CEO, commented, “Our record volume and robust cash flow reflect the quality of our portfolio.  We observed production gains from many properties in our third quarter, which more than offset the lower gold price.  Looking forward to the remainder of calendar 2015, we anticipate strengthening production at Peñasquito, the continued ramp-up at Mount Milligan, and the startup of production at Phoenix as sources of future volume growth.”

(1)  The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

Adjusted EBITDA for the third quarter was $57.7 million ($0.89 per basic share), representing 78% of revenue, compared with Adjusted EBITDA of $49.7 million ($0.76 per basic share), or 86% of revenue, for the year ago quarter.  Adjusted EBITDA, as a percentage of revenue, was lower in the third quarter due to the inclusion of ongoing stream payments to Mount Milligan of $435 per ounce of gold, which are recorded as a cost of sales and totaled $10.5 million during the third quarter.

As of March 31, 2015, the Company had a working capital surplus of $733.9 million.  Current assets were $759.6 million compared to current liabilities of $25.7 million, for a current ratio of 30 to 1.

The Company reported an effective tax rate of 4% for the third quarter.  The U.S. Dollar has appreciated significantly against the Canadian Dollar, resulting in the recognition of unrealized foreign currency gains upon re-measurement of certain of our deferred tax liabilities during the period. We recorded tax benefits of $8.1 million during the third quarter related to these unrealized gains.  On a per share basis, these deferred tax benefits resulted in additional earnings per share of $0.12 for the three months ended March 31, 2015.

RECENT DEVELOPMENTS

Amendment to Revolving Credit Facility

On April 29, 2015, Royal Gold entered into Amendment No. 1 to the Sixth Amended and Restated Revolving Credit Agreement whereby Royal Gold increased the maximum availability from $450 million to $650 million and eliminated the $150 million accordion feature.  There were no other changes to the Sixth Amended and Restated Revolving Credit Agreement, including debt covenants, maturity date, commitment fee and interest rates.

Mount Milligan Gold Stream

On April 16, 2015, Thompson Creek reported that the ramp-up at Mount Milligan continues, with production of approximately 46,100 ounces of payable gold in the quarter ended March 31, 2015.

During the third quarter, Royal Gold, through a wholly-owned subsidiary, purchased approximately 26,200 ounces of physical gold, which came from a combination of provisional and final settlements associated with shipments of concentrate from Mount Milligan. The Company sold approximately 24,200 ounces of gold during the third quarter at an average price of $1,226 per ounce, and had approximately 6,800 ounces of gold in inventory as of March 31, 2015.

For the quarter ended March 31, 2015, average daily mill throughput was 39,569 tonnes per day, improving to 50,000 to 54,000 tonnes per day during the last half of March.  Thompson Creek expects to achieve design throughput of approximately 60,000 tonnes per day by calendar year-end.

Phoenix Gold Project Stream

On April 14, 2015, Rubicon Minerals (“Rubicon”) announced that mill commissioning at the Phoenix Gold Project (“Phoenix”) commenced ahead of schedule, and reiterated that Phoenix remains on track for production in mid-2015.  Rubicon also announced that it completed 85% of the original underground development planned prior to the start of production.

The Company’s final commitment payment of $12.8 million as part of its Phoenix stream acquisition was made in February 2015.

Peñasquito

On April 9, 2015, Goldcorp reported that it integrated its Concentrate Enrichment Process (“CEP”) and Pyrite Leach Process into a single Metallurgical Enhancement Project (“MEP”). The MEP entered the feasibility study phase, which Goldcorp expects to be completed in early 2016.  Goldcorp indicated that the study is expected to form the basis of a new life-of-mine plan for Peñasquito, and could extend the mine life by more than five years through increased recoveries, the conversion of off-spec lead concentrates to on-spec, the conversion of copper from penalties to payables, and lower mining costs through minimization of re-handling and simplified mining of complex ores.

Ilovitza Project Gold Stream

On January 12, 2015, Euromax Resources (“Euromax”) announced that it closed a private placement with the European Bank for Reconstruction and Development (“EBRD”).

During the third quarter, Royal Gold paid its first $7.5 million deposit on the Ilovitza stream, which was conditioned upon Euromax raising an additional $5 million in equity, which was satisfied by the EBRD investment, and the satisfaction of certain other conditions.  As of March 31, 2015, the Company had a remaining commitment, subject to certain conditions, of $167.5 million.  Euromax completed a prefeasibility study for the Ilovitza project which estimates a 23 year mine life and a production startup in calendar 2018.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the third quarter, compared with the prior fiscal year quarter ended March 31, 2014 are listed below. Production for our producing properties reflects the actual production subject to our interests reported to us by the various operators or from the operator’s publicly available information.

Principal Producing Properties

Andacollo — Payable gold production in concentrates decreased 8% as a result of lower mill production over the last few months.  Harder ore and unplanned maintenance downtime in the concentrator impacted copper concentrate shipments early in calendar 2015, while a failure of the tailings thickener and scheduled maintenance impacted mill production in the March quarter, which may impact our June quarter. We are currently expecting a stronger second half of the year at Andacollo.

Cortez — Production at Cortez increased 59% over the prior year quarter as surface mining activity increased at the Pipeline Complex, where our royalty applies, while no significant mining activity occurred in these areas during the prior year quarter.  While Barrick expects production subject to our royalty interests to be lower in calendar 2015, stripping of the Crossroads Deposit is scheduled to begin in 2015 where reserves subject to our interest total 3 million ounces.

Holt — Production decreased 8% as both ore milled and the ore grade were lower.  Zone 4 contributed 70% of the ore and Zone 6 contributed the remainder.  Although lower than the December 2014 quarter, throughput of 1,200 tonnes per day was in line with the calendar 2014 production rate.  Mill recoveries were at their expected 95% level for the current quarter.

Mount Milligan — Production increased 18% to 46,100 ounces of payable gold during the quarter. However, throughput and production were impacted by frozen and plugged feeders and unscheduled mechanical issues. Thompson Creek implemented action plans to address the issues.  Mill throughput averaged 39,569 tonnes per day during the quarter, compared to 33,278 tonnes per day for the prior year quarter.  Throughput improved during the last half of March 2015, achieving 50,000 to 54,000 tonnes per day.

Mulatos — Production attributable to our royalty interest increased 24%, aided by the timing of the final settlement of gold that was produced at the end of the fourth calendar quarter of 2014, but for which settlement with the refinery had not yet occurred.

Peñasquito — Payable gold production subject to Royal Gold’s royalty interest, which lags Goldcorp’s reported production due to the timing of concentrate shipments, increased nearly 50% over the prior year quarter to approximately 174,000 ounces, while silver, lead and zinc production decreased by 16%, 13% and 8%, respectively, over the prior year quarter.  Goldcorp expects the gold production for calendar 2015 to be weighted to the second half of the calendar year as mining will move into the higher-grade portions of the Peñasco pit beginning next quarter.

Robinson — Gold and copper production significantly increased over the prior year quarter.  The increase in production is due to the planned mine sequence moving back to the higher-grade Ruth pit, compared to production from the Liberty pit in the prior year quarter.

Voisey’s Bay — Nickel production decreased 7%, as the Voisey’s Bay mill experienced unplanned maintenance in January to repair the SAG mill.  The operation then returned to full production.  Copper production increased 8%.

Vale reports that the ramp-up of its new Long Harbour Processing Plant is underway with the plant producing over 500 tonnes of finished nickel in 1Q15.  The plant is currently operating on a blend of nickel matte from its Indonesian operations and Voisey’s Bay concentrate and will process only Voisey’s Bay concentrate as of the end of 2015.  Anticipating this transition, the Company has engaged in discussions with Vale concerning calculation of the royalty once

Voisey’s Bay nickel concentrates are processed at Long Harbour.  While the Company may continue to engage in these discussions, there is no assurance that the Company and Vale will reach agreement on the proper calculation under the terms of the royalty agreement.

Historically, Vale has supplied the Company with Voisey’s Bay nickel concentrate shipment data on a monthly basis, and copper concentrate shipment data on a quarterly basis.  This data has allowed us to estimate our Voisey’s Bay quarterly royalty revenue for financial reporting purposes.  We did not receive all of this data for the months relevant to the royalty payments due for the December 2014 and March 2015 quarters.  Consequently, our March 2015 quarterly revenue estimate is based on historic concentrate shipment data, as well as an adjustment to our estimated December 2014 quarterly revenue based upon the actual royalty payment received in February 2015.  For future reporting periods, the Company intends to recognize Voisey’s Bay royalty revenue on a cash basis, or in the period in which actual payment information is received from Vale.  Accordingly, the revenue recognized for the Voisey’s Bay royalty for the June 2015 quarter may only include adjustments from the estimated March 2015 quarterly revenue.

Third quarter production and revenue for the Company’s principal royalty and stream interests are shown in Tables 1 and 2, historical production data is shown in Table 3, and a comparison of operators’ 2015 production estimates to actual production is shown in Table 4.  For more detailed information about each of our principal royalty and stream properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  The Company owns interests on 196 properties on six continents, including interests on 38 producing mines and 23 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Note: Management’s conference call reviewing the third quarter results will be held Thursday, April 30, at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (855) 209-8260 (North America) or (412) 542-4106  (international), conference title “Royal Gold.”  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about the Company’s ability to invest in additional quality properties, operators’ expectations of construction, ramp up, production, and mine life, resolution of regulatory and legal proceedings (including with Vale regarding Voisey’s Bay), and other developments at various mines.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company’s royalty and stream properties; the ability of the various operators to bring projects into production as expected; delays in the operators securing or their inability to secure necessary governmental permits; decisions and activities of the operators of the Company’s royalty and stream properties; unanticipated grade, geological, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty and stream properties; contests to the Company’s royalty and stream interests and title and other defects to the Company’s royalty and stream properties; errors or disputes in calculating royalty and stream payments, or payments not made in accordance with royalty and stream agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty and stream properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

TABLE 1

Third Quarter Fiscal 2015

Revenue and Reported Production for Principal Royalty and Stream Interests

Three Months Ended March 31, 2015 and March 31, 2014

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		March 31, 2015			March 31, 2014
			Reported			Reported
Royalty/Stream	2015	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan	Gold	$29,718	24,200	oz.	$5,953	4,500	oz.
Royalty:
Andacollo	Gold	$8,507	9,500	oz.	$10,197	10,400	oz.
Peñasquito		$7,253			$7,262
	Gold		177,200	oz.		118,700	oz.
	Silver		6.0	Moz.		7.1	Moz.
	Lead		39.5	Mlbs.		45.3	Mlbs.
	Zinc		82.6	Mlbs.		90.1	Mlbs.
Cortez	Gold	$5,025	65,200	oz.	$3,021	41,100	oz.
Holt	Gold	$3,208	16,700	oz.	$3,848	17,600	oz.
Mulatos	Gold	$2,538	42,500	oz.	$2,162	34,400	oz.
Voisey’s Bay		$1,919			$6,311
	Nickel		17.2	Mlbs.		39.9	Mlbs.
	Copper		N/A			9.7	Mlbs.
Robinson		$1,866			$1,010
	Gold		10,800	oz.		3,900	oz.
	Copper		29.1	Mlbs.		10.7	Mlbs.
Other	Various	$14,076	N/A		$17,984	N/A
Total Revenue		$74,110			$57,748

TABLE 2

Third Quarter Fiscal 2015

Revenue and Reported Production for Principal Royalty and Stream Interests

Nine Months Ended March 31, 2015 and March 31, 2014

(In thousands, except reported production in oz. and lbs.)

		Nine Months Ended			Nine Months Ended
		March 31, 2015			March 31, 2014
			Reported			Reported
Royalty/Stream	Metal(s)	Revenue	Production(1)		Revenue	Production(1)
Stream:
Mount Milligan	Gold	$66,693	53,900	oz.	$8,591	6,600	oz.
Royalty:
Andacollo	Gold	$28,599	31,000	oz.	$39,089	40,400	oz.
Peñasquito		$19,936			$20,824
	Gold		445,300	oz.		366,000	oz.
	Silver		17.6	Moz.		19.8	Moz.
	Lead		110.2	Mlbs.		132.2	Mlbs.
	Zinc		252.0	Mlbs.		233.8	Mlbs.
Cortez	Gold	$14,761	185,100	oz.	$4,540	55,100	oz.
Voisey’s Bay		$13,645			$19,244
	Nickel		53.8	Mlbs.		96.8	Mlbs.
	Copper		44.0	Mlbs.		70.8	Mlbs.
Holt	Gold	$9,043	45,800	oz.	$10,452	47,500	oz.
Mulatos	Gold	$6,301	105,300	oz.	$7,340	116,200	oz.
Robinson		$5,600			$4,896
	Gold		22,500	oz.		21,800	oz.
	Copper		74.5	Mlbs.		50.5	Mlbs.
Other	Various	$39,861	N/A		$52,044	N/A
Total Revenue		$204,439			$167,020

TABLE 3

Historical Production

				Reported Production For The Quarter Ended(1)
Property	2015	Operator	Metal(s)	Mar. 31, 2015		Dec. 31, 2014		Sep. 30, 2014		Jun. 30, 2014		Mar. 31, 2014
Andacollo(2)	75%	Teck	Gold	9,500	oz.	10,500	oz.	11,000	oz.	10,000	oz.	10,400	oz.
Cortez(3)	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	65,200	oz.	60,400	oz.	59,500	oz.	40,300	oz.	41,100	oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	16,700	oz.	14,300	oz.	14,800	oz.	15,600	oz.	17,600	oz.
Mount Milligan(4)	Gold stream - 52.25% of payable gold	Thompson Creek	Gold	24,200	oz.	14,300	oz.	15,300	oz.	14,400	oz.	4,500	oz.
Mulatos(5)	1.0% - 5.0% NSR	Alamos	Gold	42,500	oz.	34,500	oz.	28,400	oz.	33,600	oz.	34,400	oz.
Peñasquito	2.0% NSR	Goldcorp
			Gold	177,200	oz.	125,000	oz.	143,100	oz.	168,100	oz.	118,700	oz.
			Silver	6.0	Moz.	5.1	Moz.	6.5	Moz.	7.8	Moz.	7.1	Moz.
			Lead	39.5	Mlbs.	29.5	Mlbs.	41.3	Mlbs.	43.2	Mlbs.	45.3	Mlbs.
			Zinc	82.6	Mlbs.	84.0	Mlbs.	85.4	Mlbs.	77.0	Mlbs.	90.1	Mlbs.
Robinson	3.0% NSR	KGHM
			Gold	10,800	oz.	5,100	oz.	6,600	oz.	5,800	oz.	3,900	oz.
			Copper	29.1	Mlbs.	19.3	Mlbs.	26.1	Mlbs.	19.1	Mlbs.	10.7	Mlbs.
Voisey’s Bay	2.7% NSR	Vale
			Nickel	17.2	Mlbs.	19.6	Mlbs.	17.1	Mlbs.	26.9	Mlbs.	39.9	Mlbs.
			Copper	NA		30.1	Mlbs.	22.0	Mlbs.	9.7	Mlbs.	9.7	Mlbs.

FOOTNOTES

Tables 1, 2 and 3

(1)	Reported production relates to the amount of metal sales that are subject to our royalty and stream interests for the stated period, as reported to us by operators of the mines.

(2)

The royalty rate is 75% until 910,000 payable ounces of gold have been produced — 50% thereafter. There have been approximately 248,000 cumulative payable ounces produced as of March 31, 2015. Gold is produced as a by-product of copper.

(3)	Royalty percentages: GSR1 and GSR2 — 0.40 to 5.0% (sliding-scale): GSR3 — 0.71%; NVR1 — 1.0140% excluding Crossroads and 0.6186% for Crossroads.

(4)

For our streaming interest at Mount Milligan, our revenue is a product of the reported production, our 52.25% stream interest, an applicable provisional percentage (for the first 12 shipments only) and an average gold sale price for the period.

(5)

The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 1.37 million ounces of cumulative production as of March 31, 2015. NSR sliding-scale schedule (price of gold per ounce — royalty rate): $0.00 to $299.99 — 1.0%; $300 to $324.99 — 1.50%; $325 to $349.99 — 2.0%; $350 to $374.99 — 3.0%; $375 to $399.99 — 4.0%; $400 or higher — 5.0%.

TABLE 4

Calendar 2015 Operators’ Production Estimate

				Calendar 2015 Operator’s Production
	Calendar 2015 Operator’s Production Estimate(1),(2)			Actual(3)
Royalty/Stream	Gold	Silver	Base Metals	Gold	Silver	Base Metals
	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Andacollo(4)	52,200	—	—	10,300	—	—
Cortez GSR1	104,100	—	—	48,200	—	—
Cortez GSR2	27,900	—	—	17,000	—	—
Cortez GSR3	132,000	—	—	65,200	—	—
Cortez NVR1	97,200	—	—	48,300	—	—
Holt	64,000	—	—	16,200	—	—
Mount Milligan(5)	220,000-240,000	—	—	46,100	—	—
Mulatos(6)	150,000-170,000	—	—	N/A	—	—
Peñasquito(7),(8)	700,000-750,000	24-26 million	—	155,600	—	—
Lead			175-185 million			N/A
Zinc			400-415 million			N/A

(1)             There can be no assurance that production estimates received from our operators will be achieved.  Please refer to our cautionary language regarding forward-looking statements preceding Table 1 above, as well as the Risk Factors identified in Part I, Item 1A, of our Fiscal 2014 10-K for information regarding factors that could affect actual results.

(2)             The operators of our Voisey’s Bay and Robinson royalty interests did not release public production guidance for calendar 2015.

(3)             Actual production figures for Andacollo and Cortez are based on information provided to us by the operators, and actual production figures for Holt, Mount Milligan, Mulatos and Peñasquito (gold) are the operators’ publicly reported figures.

(4)             The estimated production figure shown for Andacollo is contained gold in concentrate.

(5)             The estimated and actual production figures shown for Mount Milligan are payable gold in concentrate.

(6)             Actual production was not available from the operator as of the date of this press release.

(7)             The estimated gold and silver production figures reflect payable gold and silver in concentrate and doré, while the estimated lead and zinc production figures reflect payable metal in concentrate.

(8)             The actual gold production figure for gold reflects payable gold in concentrate and doré as reported by the operator.  The actual production for silver, lead and zinc were not publicly available.  The Company’s royalty interest at Peñasquito includes gold, silver, lead and zinc.

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	March 31,	June 30,
	2015	2014
ASSETS
Cash and equivalents	$715,228	$659,536
Royalty receivables	39,486	46,654
Income tax receivable	—	21,947
Prepaid expenses and other	4,911	7,840
Total current assets	759,625	735,977

Royalty and stream interests, net	2,109,702	2,109,067
Available-for-sale securities	5,619	9,608
Other assets	35,081	36,892
Total assets	$2,910,027	$2,891,544

LIABILITIES
Accounts payable	2,205	3,897
Dividends payable	14,342	13,678
Foreign withholding taxes payable	198	2,199
Income tax payable	3,170	—
Other current liabilities	5,791	2,730
Total current liabilities	25,706	22,504

Debt	319,484	311,860
Deferred tax liabilities	135,666	169,865
Uncertain tax positions	15,461	13,725
Other long-term liabilities	694	1,033
Total liabilities	497,011	518,987

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; and 65,029,065 and 64,578,401 shares outstanding, respectively	650	646
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,802,167 and 1,426,792 redeemed shares, respectively	197	16,718
Additional paid-in capital	2,168,675	2,147,650
Accumulated other comprehensive loss	(4,149)	(160)
Accumulated earnings	184,644	189,871
Total Royal Gold stockholders’ equity	2,350,017	2,354,725
Non-controlling interests	62,999	17,832
Total equity	2,413,016	2,372,557
Total liabilities and equity	$2,910,027	$2,891,544

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

 (Unaudited, in thousands except share data)

	For The Three Months Ended		For The Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014
Revenue	$74,110	$57,748	$204,439	$167,020

Costs and expenses
Cost of sales	10,542	1,940	23,452	2,875
General and administrative	5,545	3,866	21,197	15,093
Production taxes	935	1,723	4,356	5,110
Exploration Costs	155	—	155	—
Depreciation, depletion and amortization	24,783	21,605	67,273	66,676
Impairment of royalty and stream interests	—	—	28,339	—
Total costs and expenses	41,960	29,134	144,772	89,754

Operating income	32,150	28,614	59,667	77,266

Interest and other income	435	1,837	714	1,986
Interest and other expense	(6,433)	(5,990)	(19,502)	(17,580)
Income before income taxes	26,152	24,461	40,879	61,672

Income tax expense	(1,041)	(3,980)	(3,172)	(15,133)
Net income	25,111	20,481	37,707	46,539
Net income attributable to non-controlling interests	(97)	(338)	(559)	(535)
Net income attributable to Royal Gold common stockholders	$25,014	$20,143	$37,148	$46,004

Net income	$25,111	$20,481	$37,707	$46,539
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available-for-sale securities	(2,168)	(127)	(3,988)	(2,415)
Comprehensive income	22,943	20,354	33,719	44,124
Comprehensive income attributable to non-controlling interests	(97)	(338)	(559)	(535)
Comprehensive income attributable to Royal Gold stockholders	$22,846	$20,016	$33,160	$43,589

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.38	$0.31	$0.57	$0.71
Basic weighted average shares outstanding	65,033,547	64,963,605	64,999,331	64,895,464
Diluted earnings per share	$0.38	$0.31	$0.57	$0.71
Diluted weighted average shares outstanding	65,129,362	65,082,780	65,122,313	65,012,901
Cash dividends declared per common share	$0.22	$0.21	$0.65	$0.62

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For The Three Months Ended		For The Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$25,111	$20,481	$37,707	$46,539
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	24,783	21,605	67,273	66,676
Non-cash employee stock compensation expense	836	(470)	3,660	1,289
Gain on distribution to non-controlling interest	—	(259)	—	(259)
Amortization of debt discount	2,611	2,418	7,624	7,138
Impairment of royalty and stream interests	—	—	28,339	—
Tax benefit of stock-based compensation exercises	—	(112)	(74)	(320)
Deferred tax benefit	(17,096)	(4,964)	(34,199)	(13,002)
Changes in assets and liabilities:
Royalty receivables	(2,172)	845	7,168	8,175
Prepaid expenses and other assets	1,127	(672)	4,471	12,329
Accounts payable	(560)	1,005	(1,742)	194
Foreign withholding taxes payable	(2)	(1,425)	(2,001)	(11,533)
Income taxes payable (receivable)	26,969	3,075	25,191	(4,551)
Other liabilities	4,313	3,353	4,777	2,411
Net cash provided by operating activities	$65,920	$44,880	$148,194	$115,086

Cash flows from investing activities:
Acquisition of royalty and stream interests	(21,607)	(31,603)	(60,341)	(79,692)
Tulsequah stream termination	10,000	—	10,000	—
Other	446	281	(71)	227
Net cash used in investing activities	$(11,161)	$(31,322)	$(50,412)	$(79,465)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	467	775	561
Common stock dividends	(14,343)	(13,674)	(41,712)	(39,706)
Purchase of additional royalty interest from non-controlling interest	—	(11,522)	—	(11,522)
Debt issuance costs	—	(1,284)	—	(1,284)
Distribution to non-controlling interests	(316)	(834)	(1,227)	(1,913)
Tax expense of stock-based compensation exercises	—	112	74	320
Net cash used in financing activities	$(14,659)	$(26,735)	$(42,090)	$(53,544)
Net increase (decrease) in cash and equivalents	40,100	(13,177)	55,692	(17,923)
Cash and equivalents at beginning of period	675,128	659,289	659,536	664,035
Cash and equivalents at end of period	$715,228	$646,112	$715,228	$646,112

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA.  Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently.  Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty and stream portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, shareholder dividends and to service the Company’s debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA.

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended		For The Nine Months Ended
	March 31,		March 31,
	(Unaudited, in thousands)		(Unaudited, in thousands)
	2015	2014	2015	2014

Net income	$25,111	$20,481	$37,707	$46,539
Depreciation, depletion and amortization	24,783	21,605	67,273	66,676
Non-cash employee stock compensation	836	(470)	3,660	1,289
Allowance for uncollectible royalty receivables	—	—	2,997	—
Impairment of royalty and stream interests	—	—	28,339	—
Interest and other income	(435)	(1,837)	(714)	(1,986)
Interest and other expense	6,433	5,990	19,502	17,580
Income tax expense	1,041	3,980	3,172	15,133
Non-controlling interests in operating income of consolidated subsidiaries	(97)	(80)	(559)	(277)
Adjusted EBITDA	$57,672	$49,669	$161,377	$144,954